UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2021

QUANTERIX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38319	20-8957988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Middlesex Turnpike Billerica, MA	01821
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (617) 301-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	QTRX	The Nasdaq Global Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2021, Quanterix Corporation (the “Company”), issued a press release announcing the appointment of Michael Doyle as the Company’s Chief Financial Officer and Treasurer, effective July 12, 2021. Mr. Doyle will replace Shawn Stetson, who has served as the Company’s Interim Chief Financial Officer and Treasurer since May 11, 2021. Mr. Stetson will resume his role as the Company’s Senior Director, Corporate Controller. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Mr. Doyle, age 65, joins the Company following his service as Chief Financial Officer of Forrester Research, a global independent research and advisory firm, from September 2007 to April 2021. Prior to joining Forrester Research, Mr. Doyle was Chief Financial Officer of Easylink Services Corporation, a publicly traded telecommunications messaging provider, since 2004.

In connection with his employment, Mr. Doyle and the Company have entered into an employment agreement (the “Employment Agreement”) as of June 22, 2021. Under the Employment Agreement, Mr. Doyle’s at-will employment with the Company will commence on or about July 12, 2021. His initial annualized base salary will be $415,000, and he will be eligible to receive an annual performance bonus with an annual bonus target of up to $210,000. Mr. Doyle’s bonus for 2021 will be determined based his actual base salary earned during the year. Mr. Doyle will also receive a sign-on equity award consisting of 5,530 restricted stock units and 12,904 non-qualified stock options (collectively, the “Sign-On Equity Award”). The Sign-On Equity Award will vest over four years, with one-fourth vesting on the first anniversary of Mr. Doyle’s actual start date and the remainder vesting ratably on a monthly basis over the next three years. The non-qualified stock options will have an exercise price equal to the closing price of the Company’s common stock on Mr. Doyle’s actual start date. Mr. Doyle will also be eligible to receive an annual equity grant as part of the Company’s next long-term equity award cycle, which is expected to commence in the first quarter of 2022. The Company will target grant date fair value of the annual equity awards of up to $900,000.

If Mr. Doyle’s employment is terminated by the Company without cause or he resigns for good reason (each as defined in the Employment Agreement), he will receive continued payment of his base salary for twelve months (the “Severance Period”), payment of an amount equal to his annual target bonus for the year of termination, acceleration of any of the unvested portion of the Sign-On Equity Award that would have vested during the Severance Period had he remained employed during such time, and health benefits continuation during the Severance Period. If Mr. Doyle’s employment is terminated by the Company without cause or he resigns for good reason in connection with a change-in-control, all of his outstanding but unvested equity awards will become fully vested. Receipt of the foregoing termination benefits will be subject to Mr. Doyle’s execution of a separation agreement, including certain restrictive covenants and a general release of all claims, in a form acceptable to the Company.

The foregoing description of the principal terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Michael Doyle and the Company dated June 22, 2021.
99.1	Press Release dated June 28, 2021.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANTERIX CORPORATION

By:	/s/ John Fry
John Fry
General Counsel and Secretary

Date: June 28, 2021